ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: May 7, 2007

Buffered Underlying Securities (BUyS)

Linked to iShares® MSCI EAFE® Index Fund

5 Year Maturity    ■    115% Upside Participation    ■    20% Downside Protection

Indicative Terms & Conditions – May 7, 2007	Offering Period: May 7, 2007 – May 25, 2007

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa3)

Offering	:	Buffered Underlying Securities (BUyS) Linked to iShares® MSCI EAFE® Index Fund due May 31, 2012 (the “Securities”)

Denominations	:	$1,000 per Security (minimum investment $1,000)

Underlying	:	iShares® MSCI EAFE® Index Fund (Bloomberg: EFA UA <INDEX>)

Issue Price	:	100% of the face amount

Initial Level	:	Official closing level of the Underlying on the Initial Valuation Date

Final Level	:	Official closing level of the Underlying on the Final Valuation Date

Index Fund Return	:	(Final Level – Initial Level) / Initial Level

Participation	:	115%

Buffer Level	:	20% (first 20% depreciation of the Underlying is fully protected)

Payment at Maturity	:

The Securityholder will receive at maturity for each $1,000 Security face amount:

• If the Final Level is greater than or equal to the Initial Level:

$1,000 + ($1,000 x Index Fund Return x Participation)

• If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level:

$1,000

• If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level:

$1,000 + [$1,000 x (Index Fund Return + Buffer Level)]

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the X-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (following business day convention)

Form of Security	:	Global, Book-Entry. The Securities will be represented by a single registered global security deposited with The Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Securities. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Security face amount

Security Codes	:	CUSIP: 2515A0 CU 5 ISIN: US2515A0CU51

Relevant Dates

Offering Period	:	May 7, 2007 – May 25, 2007 at 2:00 p.m. EST

Initial Valuation Date	:	May 25, 2007

Initial Settlement Date	:	May 31, 2007 (Initial Valuation Date plus three Business Days)

Final Valuation Date	:	May 25, 2012

Maturity / Final Settlement Date	:	May 31, 2012 (Three Business Days following the Final Valuation Date)

BUyS Product Snapshot

Indicative Terms

Structure:

• Underlying:	iShares® MSCI EAFE® Index Fund (Bloomberg: EFA UA <Index>)
• Maturity:	May 31, 2012 (5 Years)
• Participation:	115% upside participation
• Buffer Level:	20%
• Downside Risk:	One-for-one downside participation with 20% buffer

Positioning:

•	Equity alternative that facilitates a moderately bullish view on the Underlying.
•	115% upside participation in the performance of the Underlying at maturity (no caps/calls/averaging).
•	BUyS will outperform the Underlying at maturity if the Final Level is below the Initial Level.

Best Case Scenario:

•	If the Final Level is above the Initial Level, investors receive 115% of the performance of the Underlying at maturity.
•	Investment in BUyS is not capped, callable or averaged.

Worst Case Scenario:

•	20% of the initial investment in the Securities is protected at maturity by the Buffer Level.
•

If the Underlying declines below the Initial Level by more than the Buffer Level, an investment in the Securities will decline by 1% for every 1% decline in the Underlying below the Buffer Level of 20%.

•	Maximum loss is 80% of the initial investment, subject to the credit of the Issuer.

Risk Considerations:

•	Because the Securities are not 100% principal protected, and the return on the Securities is linked to the performance of the Underlying, investors may lose up to 80% of their initial investment.
•	Return on the Securities is linked to the value of the Underlying (without taking into consideration the value of dividends paid on the equity securities held by the Underlying).
•	An investment in the Securities is subject to the credit of the Issuer.

Investing in the Securities involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein does not reflect the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses an investor may incur in connection with the Securities.

•

No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Selected Risk Factors

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The Securities do not guarantee any return of your initial investment in excess of $200 per $1,000 security face amount. The return on the Securities at maturity is linked to the performance of the iShares® MSCI EAFE® Index Fund (the “Underlying”) and will depend on whether, and the extent to which, the performance of the Underlying is positive or negative.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the Securities prior to maturity. You should be willing and able to hold your Securities to maturity.

•

NO PERIODIC COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — You will not receive periodic coupon payments on the Securities or have voting rights or rights to receive cash dividends or other distributions.

•

CURRENCY EXCHANGE RISK — Although most or all of the equity securities held by the Underlying are traded in currencies other than U.S. dollars, and the Securities, which are linked to the Underlying, are denominated in U.S. dollars, the amounts payable on the Securities at maturity will not be adjusted for changes in the exchange rate between U.S. dollars and each of the currencies in which the equity securities held by the Underlying are denominated.

•

ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent is not required to make adjustments in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

•	LACK OF LIQUIDITY — There may be little or no secondary market for the Securities. The Securities will not be listed on any securities exchange.

•

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, which could affect the level of the Underlying or the value of the Securities.

•

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Underlying on any day, the value of the Securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in term sheet No. 85U related to this offering.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 85U, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at

www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement U, term sheet No. 85U and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities. iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG. The Securities are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY